UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 15, 2006
Date of Report (Date of earliest event reported)

TIB FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Florida	0000-21329	65-0655973
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)
599 9th Street North, Suite 101 Naples, Florida		34102-5624
(Address of principal executive offices)		(Zip Code)
(239) 263-3344
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 15, 2006 the Company’s subsidiary, TIB Bank, promoted Michael D. Carrigan and Alma R. Shuckhart to market Chief Executive Officers of the Florida Keys/South Miami Dade markets and the Southwest Florida market, respectively. In these new positions, the two will have full accountability for the growth, profitability and performance quality of their individual markets.

Mrs. Shuckhart, 57, has served as Executive Vice President and Chief Credit Officer for the bank since 2002. Prior to that, Mrs. Shuckhart served as the bank’s Senior Lender and chaired the bank’s executive credit committee. She joined TIB in 1993 from the Evanston Bank (IL), where she served as commercial banking officer. Mrs. Shuckhart began her banking career in 1987 with Barnett Bank after receiving a BS degree from Upper Iowa University.

Mr. Carrigan, 55, has served as Executive Vice President of TIB Bank and President, Monroe/Miami-Dade Counties since joining the bank in February, 2004. From 2000 until joining the bank, he was an Equity Partner and consultant with Bennington Partners, Inc., a bank consulting firm specializing in commercial loan review and loan portfolio management. From 1993 to 2000, he was President, Chief Executive Officer and Director with New Milford Bank & Trust Company of Connecticut, a $400 million publicly traded bank, which was acquired by Summit Bank (now Bank of America) in the first quarter of 2000. From 1987 to 1993, Mr. Carrigan was Executive Vice President and Senior Lending Officer at UST Bank/Connecticut, a subsidiary of US Trust.

ITEM 7.01 Regulation FD Disclosure

On October 17, 2006, the Company issued a press release announcing the appointment of Michael D. Carrigan and Alma R. Shuckhart as market Chief Executive Officers of the Florida Keys/South Miami Dade markets and the Southwest Florida market, respectively. A copy of the press release is attached to this filing as Exhibit 99.1. All information in the press release, appearing in Exhibit 99.1, is furnished but not filed pursuant to Regulation FD.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated October 17, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIB FINANCIAL CORP.
	By:	/s/ Edward V. Lett
Edward V. Lett
President and Chief Executive Officer
Date: October 17, 2006

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